Exhibit 2.1

BUSINESS SALE OFFER AND ACCEPTANCE AGREEMENT

THIS AGREEMENT is made and entered by and between:

SELLER: Ada’s Whole Foods Market LLC			(“SELLER”)
Address: 4650 South Cleveland Avenue	City: Fort Myers	State: FL	Zip: 33907
Telephone Number: (239) 939-9600	Fax Number:	Email:

and

PURCHASER: Vapor Corp. or its assigns			(“PURCHASER”)
Address: 3001 Griffin Road	City: Dania Beach	State: Florida	Zip: 33312
Telephone Number: (888) 482-7671	Fax Number:	Email:

1. PURCHASE AND SALE. SELLER agrees to sell to PURCHASER, and PURCHASER agrees to purchase from SELLER all of the assets and properties pertaining to the business known as “Ada’s Natural Foods Market” (the “business”), located at 7070 College Parkway Fort Myers, Florida 33907 (the “Premises”). The business to be conveyed to PURCHASER by SELLER at Closing includes all of SELLER’S furnishings, furniture, fixtures, and equipment (the “FF&E”, a list of which is attached to this Agreement (as Schedule “A”), goodwill, inventory, customer records, materials, supplies, transferable licenses, business name(s), telephone number(s), lease, leasehold interest and improvements, contract rights, software and software licenses, trade secrets, patents, intellectual property, web sites and domain names, email addresses, and all other assets of the business (together with the FF&E, the “Assets”). SELLER’S Accounts Receivable, cash, and deposits are not included among the Assets to be sold/purchased.

2.1	$3,000,000.00	TOTAL PURCHASE PRICE TO BE PAID

2.2	$150,000.00

PURCHASE PRICE TO BE PAID AS FOLLOWS:

By PURCHASER making an initial GOOD FAITH DEPOSIT to the escrow account of Martin Schrier of Cozen O’Connor 200 South Biscayne Blvd., Miami, FL 33131 (305) 704-5940 within three (3) business days following the final execution of this Agreement to be included in the Down Payment;

2.3	$0.00	By PURCHASER making an additional deposit to the escrow account of BROKER within two (2) business days following the final execution of this Agreement, to be included in the Down Payment;
2.4	$2,850,000.00	By cash or certified check paid to SELLER at Closing, subject to pro rations & adjustments;

2.5	$3,000,000.00	TOTAL PURCHASE PRICE TO BE PAID

2.6 PURCHASER represents to SELLER that PURCHASER has the financial capability to Close this purchase pursuant to this Agreement.

3. CLOSING. This transaction shall close on/about May 31st, 2016

3.1 Closing Agent, Costs, and Prorations: The parties hereby appoint: Martin Schrier of Cozen O’Connor, 200 South Biscayne Blvd., Miami, FL 33131 (305) 704-5940 as Closing Agent to receive, deposit and distribute funds for the parties as set forth in this Agreement. The parties agree that the Closing Agent shall prepare and obtain escrow instructions, closing documents and instruments evidencing the terms and conditions of this transaction as are required for the closing and conduct the closing and provide for recording of the documents. Purchaser and SELLER agree to execute said documents as are reasonably requested by the Closing Agent and each is to pay one-half (1/2) of Closing Agent’s fees and Closing Agent’s expenses1. In the absence of any agreement between the parties, closing expenses such as judgment and lien searches, documentary stamp taxes and the recording of UCC-1 financing statements in County and State records will be allocated according to local custom. Documentary stamps, intangible tax, recording of the UCC-1’s and any other fees related to Purchaser’S financing of the transaction shall be paid by the Purchaser. Such expenses shall include a judgment and lien search, documentary stamp taxes and the recording of UCC-1 financing statements in County and State records. Such closing documents shall include (SELLER(s) and Purchaser(s)) Affidavits, Closing Agreement, Bill of Sale, Promissory Notes, Security Agreement, Closing Statements, and other documents as may be necessary, in the opinion of the Closing Agent, to effectuate the transaction. All transferable taxes, insurance, licenses, rents, utilities and any other customarily prorated items shall be prorated as of the date of Closing.

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4.1 PURCHASER’S DUE DILIGENCE INSPECTION OF BUSINESS RECORDS, ASSETS & LEASE. This Agreement is contingent upon PURCHASER’S review and inspection of SELLER’S Business Records, Assets and Lease. Said review and inspection shall terminate at 5:00PM May 30th, 2016.

4.2 Purchaser’s Option to Cancel. Following PURCHASER’S review and inspection of SELLER’S Business Records, Assets and Lease, if PURCHASER IS NOT SATISFIED FOR ANY REASON WHATSOEVER, PURCHASER shall have the option of canceling this Agreement by written notice to SELLER and BROKER (the “Due Diligence Cancellation Notice”) made no later than the last day of the review and inspection period under paragraph 4.1, and thereafter, upon request, SELLER agrees to execute and deliver a written statement authorizing the release of the escrow deposit(s) to PURCHASER (the “Escrow Release Authorization” form). Upon PURCHASER’S receipt of a refund of the escrow deposit, SELLER, PURCHASER and BROKER shall have no further obligation one to the other under this Agreement.

4.3 Effect of no Due Diligence Cancellation Notice. In the event the Due Diligence Cancellation Notice is not timely sent by PURCHASER to SELLER and BROKER pursuant to paragraph 4.2, then this Agreement shall continue to be binding upon SELLER and PURCHASER.

5.1 LEASE. SELLER represents that (a) SELLER presently possesses a lease for the Premises (the “Lease”), (b) the Lease is valid, current and in good standing, (c) SELLER has the right, subject to any consent required to be obtained by the landlord under the terms of the Lease, to assign the Lease to PURCHASER and (d) SELLER has provided to the PURCHASER the Lease currently in effect.

5.2 Lease Contingency. This Agreement is contingent upon PURCHASER securing from Landlord, [XXX] Landlord’s written consent to the assignment of the existing Lease by SELLER to PURCHASER or [      ] a new Lease between PURCHASER and Landlord, to be delivered to PURCHASER at or prior to Closing, and in the event same is not secured by the scheduled Closing date, PURCHASER shall have the option of canceling this Agreement by written notice to SELLER and BROKER (the “Lease Cancellation Notice”) made no later than the next business day following the scheduled date of Closing or within three (3) business days following PURCHASER’S sooner receipt of written notification from Landlord that it refuses to give its consent to the Lease assignment or enter into a new Lease, and thereafter, upon request, SELLER agrees to execute and deliver an Escrow Release Authorization form. Upon PURCHASER’S receipt of the escrow deposit, SELLER, PURCHASER and BROKER shall have no further obligation one to the other under this Agreement.

5.3 Lease Application. Immediately following the completion of the due diligence inspection under paragraph 4.1, PURCHASER agrees to diligently file a complete and accurate written application with Landlord per Landlord’s requirements, and unless specifically stated otherwise in the existing Lease, if any, SELLER agrees to pay Landlord’s reasonable application, transfer or similar fee, and Landlord’s cost for the preparation and delivery of such assignment or new Lease. SELLER agrees to cooperate with PURCHASER in securing Landlord’s written consent to the assignment of the Lease or a new Lease.

5.4 Effect of no Lease Cancellation Notice. In the event the Lease Cancellation Notice is not sent by PURCHASER to SELLER and BROKER pursuant to paragraph. 5.2, then this Agreement shall continue to be binding upon SELLER and PURCHASER.

5.5 Lease Assumption. At or prior to Closing, PURCHASER assumes and agrees to pay all amounts as they become due and payable under the existing Lease, as, if and when assigned by SELLER to PURCHASER,.

6. INVENTORY. The Purchase Price includes saleable and marketable inventory to be transferred to PURCHASER at Closing at SELLER'S wholesale purchase cost amounting to $350,000.00. In the event the cost value of the inventory is more than the stated amount, the Purchase Price shall appropriately be increased provided however that Purchaser shall have no obligation to purchase inventory that exceeds a total of $400,000.00, and if there is no Note, then the cash payable at Closing shall be increased. If such value is less, then the Purchase Price, and the cash payable at Closing shall be appropriately decreased. Upon PURCHASER’S request, within three (3) days prior to Closing, SELLER and PURCHASER agree to conduct an itemized physical count of SELLER’S inventory, and SELLER agrees to make available to PURCHASER SELLER’S purchase invoices and/or statements to substantiate the inventory cost. SELLER agrees to only sell the inventory in the ordinary course of business.

7. AGREEMENT NOT TO COMPETE. SELLER agrees not to compete with the business being sold to PURCHASER for a period of five (5) years following the Closing within a Fifty (50) mile radius of the business address, and at Closing, SELLER agrees to execute and deliver a writing to that effect. If SELLER is an entity, at Closing, SELLER agrees to cause all equity owners to execute and deliver a similar non-competition agreement. This paragraph 7 shall survive the Closing.

8. MANAGEMENT ASSISTANCE. SELLER agrees, and agrees to cause its equity owners, to provide assistance and training to PURCHASER in the transfer of management and operation of the business during normal business hours at the location of the business for a period of Ten (10) business days following Closing, all without additional consideration by PURCHASER to SELLER.

9. LIABILITIES. PURCHASER agrees to assume and pay the following on and after Closing: (A) NONE.

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10. PROMISSORY NOTE. The Note shall be secured by a Security Agreement, Chattel Mortgage, UCC Statements, and Collateral Assignment of the Lease acquired by PURCHASER pursuant to paragraph 5.2, provided Landlord’s consent is obtained (the “Security Documents”) on all of the Assets transferred to PURCHASER. In the event PURCHASER is an entity, PURCHASER’S principal equity owners shall personally guarantee the Note. The Note shall provide for a (A) ten (10) day grace period, (B) right to prepay at any time without penalty, and (C) right of set-off following ten (10) days notice to SELLER of claims paid related to SELLER’S ownership of the business prior to Closing,. In the event PURCHASER obtains Small Business Administration (“SBA”) financing, the Note shall provide that it will be subject to any subordination or “stand still” requirements of the SBA lender, PURCHASER shall pay SELLER’S reasonable legal fee for the preparation of the Note and Security Documents, and all recording/filing charges and documentary taxes relative to the creation of the security interest in favor of SELLER.

11. PRORATIONS, ADJUSTMENTS, UTILITIES AND DEPOSITS. Except as otherwise provided under paragraph 6, all customary adjustments and prorations shall be made at Closing and shall increase or decrease the cash payable by PURCHASER to SELLER under paragraph. 2.4. SELLER and PURCHASER agree to arrange to notify all utility companies to take final readings as of the Closing date, and PURCHASER shall have the obligation to advise such utilities to provide future services in PURCHASER'S name. SELLER shall be entitled to be reimbursed for all deposits and pre-payments of all deposits held for the benefit of PURCHASER.

12. CONDITION OF ASSETS. SELLER agrees to deliver to PURCHASER, at Closing, all of the Assets in good working order, and SELLER shall be responsible for repairing any of the Assets found defective at or prior to Closing. Seller affirms the attached asset list (Schedule “A”) is a complete and all inclusive list of the major assets used in the business and that all assets will be on the property at time of closing.

13. CONDITIONS TO CLOSING. On or prior to Closing, SELLER agrees to obtain all necessary consents from third parties required for the transfer of the business and Assets to PURCHASER, including, but not limited to, the consent from the holders of mortgages or other liens, if any, assumed by PURCHASER under Section 9. PURCHASER agrees to cooperate with SELLER under this paragraph 13.

14. SELLER’S REPRESENTATIONS. SELLER represents to PURCHASER that: (A) if SELLER is a formed entity, SELLER is in good standing and has the power to sell the business and Assets as provided for herein; (B) SELLER is the owner of and has good and marketable title to the business and Assets, free and clear of any and all liens, encumbrances or claims whatsoever (including any third party rights of first refusal to either the Assets, the equity of the SELLERR or the business), except those to be paid and satisfied at Closing; (C) SELLER possesses all licenses and/or permits necessary to operate the business, SELLER does not have knowledge of any of its licenses and/or permits that are not transferable to the PURCHASER, and, where capable and/or permitted by law, agrees to assign/transfer them to PURCHASER at Closing; (D) at Closing, there will be no judgments, liens, debts, accounts payable, claims, or taxes (sales or otherwise) due, fixed and contingent, or actions or proceedings pending or threatened by or against SELLER; (E) SELLER agrees (i) to conduct and operate the business up to the date of Closing in accordance with all laws, rules and regulations, in the regular course of business, and in the same manner as presently conducted and operated, and (ii) not to violate the terms of any business contract with third parties; (F) at or prior to Closing, SELLER will pay in full and satisfy all sales taxes, interest and penalties which may be due and/or owing to the Florida Department of Revenue, and at Closing, SELLER agrees to execute and deliver to PURCHASER an agreement to indemnify and hold PURCHASER harmless from any and all sales taxes, interest and penalties that may be asserted against PURCHASER as a result of SELLER’S operations prior to Closing and (G) all financial information provided by the SELLER to the PURCHASER regarding the business is true and correct in all material respects.

14.1 Survival of Representations and Set-off. The representations and provisions under paragraph 14 (A) through (F) shall survive the Closing, and in the event PURCHASER pays a claim made against the business or the Assets related to SELLER’S operation and ownership of the business and Assets prior to Closing following SELLER’S failure to pay and satisfy same within a ten (10) day prior written notice period from PURCHASER to SELLER, then PURCHASER shall have the right of set-off against any Note or other obligation which may then be owing from PURCHASER to SELLER, in addition to seeking appropriate judicial relief which shall include PURCHASER’S reasonable attorney’s fees and costs incurred. In the event of an “all cash” sale, or 100% third party financing, the parties agree that the Closing agent shall retain $0.00 from SELLER’S Closing proceeds for a period of N/A days to secure SELLER’S responsibilities under paragraph 14 (D) and (F) above.

15. LEGAL ADVICE. The parties acknowledge that they are aware of their right to employ legal counsel and that it is advisable to do so. SELLER AND PURCHASER hereby release BROKER, its agents and associates from any and all suits, actions, proceedings, claims, and demands by either party made which resulted in any loss occasioned by reason of either party’s failure to obtain separate legal counsel and advice.

16. CONTRACT REVIEW. From the date of the execution of this Agreement, SELLER and PURCHASER shall have THIRTY (30) Business days to have this Agreement (which includes any addendum or amendments) reviewed by their respective attorney to verify that the FORM AND LANGUAGE ONLY used herein adequately protects the interests of their respective clients, and to make any necessary agreed changes within such time, provided the substance of and the material terms and provisions contained in this Agreement remain unchanged.

17. DISPUTES BETWEEN SELLER AND PURCHASER. In the event any dispute arises under this Agreement between SELLER and PURCHASER resulting in BROKER being made a party to any action or proceeding, judicial or administrative, SELLER and PURCHASER, jointly and severally, agree to indemnify BROKER for all reasonable attorney’s fees and costs incurred as a result of BROKER having been made a party to such action or proceeding, provided a judgment is not rendered stating that BROKER acted improperly regarding such dispute. All of BROKER'S reasonable

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attorney’s fees and costs incurred shall be shared equally between SELLER and PURCHASER, unless the decision of the Court or other tribunal determines that BROKER was improperly or needlessly made a party solely as a result of the actions of either SELLER or PURCHASER, in which case such party shall immediately thereafter pay and satisfy all of BROKER’S reasonable attorney’s fees and costs incurred.

18. BROKER’S DISCLAIMER. The parties acknowledge that all information concerning SELLER’S business, Assets, and Premises, whether furnished before or after the execution of this Agreement, was and is supplied by SELLER to PURCHASER, and that BROKER has not made nor does BROKER make any warranty or representation as to the genuineness, accuracy, and truthfulness of any and all information of the business, notwithstanding the fact that any such information may have been delivered by BROKER to PURCHASER and/or PURCHASER’S representatives, it being understood that in so doing, BROKER has acted merely as a conduit for the information between SELLER and PURCHASER.

19.1 SELLER’S FAILURE TO CLOSE. In the event SELLER defaults under this Agreement, PURCHASER may elect to either: (a) terminate this Agreement and PURCHASER shall be entitled to receive (i) from SELLER on demand and as liquidated damages, an amount equal to fifty (50%) percent of all deposits paid plus the right to seek reimbursement from SELLER for all legal, accounting and other costs incurred by virtue of this Agreement, and (ii) from BROKER on demand all deposits, and SELLER agrees to execute and deliver, on demand, an Escrow Release Authorization form; or alternatively, (b) seek against SELLER specific performance of this Agreement, in which case, all deposits shall continue to be held in escrow by BROKER until the happening of either of the following events: (i) PURCHASER in writing relinquishes the right to seek specific performance and terminates this Agreement, or (ii) a court of competent jurisdiction denies PURCHASER’S claim for specific performance, then, in either of such events, on PURCHASER’S demand, all deposits held in escrow by BROKER shall be returned to PURCHASER, and SELLER agrees to execute and deliver, on demand, an Escrow Release Authorization form.

19.2 PURCHASER’S FAILURE TO CLOSE. Subject to the PURCHASER’S rights in paragraph 4.2, in the event PURCHASER willfully fails or refuses to complete the purchase pursuant to this Agreement with no fault on SELLER’S part, fifty (50%) percent of all deposits made by PURCHASER shall be paid over to SELLER as liquidated damages, with the remaining fifty (50%) paid to BROKER also as liquidated damages, and upon demand, SELLER and PURCHASER each agree to execute and deliver an Escrow Release Authorization from, whereupon this Agreement shall be terminated.

20. ATTORNEYS' FEES. In the event any party retains legal counsel to enforce the terms of this Agreement, whether or not any action or proceeding is commenced, the prevailing party shall be entitled to be reimbursed for all reasonable attorneys' fees and court costs incurred.

21. FEES TO BROKER. SELLER acknowledges that BROKER has earned a commission as provided for in a separate Marketing and/or Listing Agreement between SELLER and BROKER, which commission shall be fully paid and satisfied at Closing, and for such limited purpose only, BROKER shall be considered a third party beneficiary hereunder. In the event SELLER refuses or is unable to close this transaction by reason of SELLER’S default, SELLER shall be liable for and agrees to pay the full agreed commission to BROKER upon demand.

22. AMENDMENTS AND FURTHER COOPERATION. This Agreement may be amended at any time in writing executed by SELLER and PURCHASER; however, no such amendment shall affect BROKER’S interest unless the BROKER joins in the execution of any such amendment. SELLER and PURCHASER agree to take whatever action may be necessary to carry out the terms of this Agreement following Closing.

23. DATE OF AGREEMENT. The date of this Agreement shall be the date this Agreement is fully signed by both SELLER and PURCHASER.

24. TIME, NOTICES AND CAPTIONS. Except for the Closing date specified under paragraph 3, all other dates and references to time and periods of time SHALL BE OF THE ESSENCE; all notices required to be given under this Agreement shall be in writing, signed by the party giving same or by such party’s attorney, and delivered to the other party and to BROKER either personally, or by certified mail return receipt requested, or by FedEx or UPS next business day delivery, addressed to the address first stated above, with the date of mailing being the date of notice, or by fax during 9AM to 5PM Monday through Friday to the fax number furnished by the other party; all captions in this Agreement are for reference purposes only, and are not intended to define, interpret or limit the provisions thereof.

25. RIDERS. The parties acknowledge that there is [_______] no RIDER attached to this Agreement [XXX] a RIDER attached to this Agreement that is signed by the parties and made a part hereof.

26. PURCHASER’S OFFER. This Offer by PURCHASER shall be in effect until 5:00PM on April 8th, 2016. If SELLER does not accept this Offer by such time, the Down Payment deposit(s) under paragraph 2.2 and/or 2.3 shall be returned by BROKER to PURCHASER on demand, and PURCHASER and SELLER shall have no further obligation one to the other.

27. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when so executed will be deemed an original, but all such counterparts will constitute one and the same agreement. Any signature delivered by a party by facsimile or email transmission will be deemed to be an original signature.

Vapor Corp	Dated: __________________, 201 _____ @______AM/PM
PURCHASER

By:	/s/ Jeffrey E. Holman	PRINT NAME: Jeffrey E. Holman, CEO

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27. SELLER’S ACCEPTANCE. SELLER hereby accepts PURCHASER’S foregoing Offer in its entirety, and acknowledges fully reading, understanding, and receiving a copy of this Agreement.

Dated: ________________________, 2016 @ _______ PM
SELLER

By:	PRINT NAME:

28. SELLER’S COUNTER OFFER. SELLER hereby counters PURCHASER’S Offer (A) [_______] via markings and written changes, deletions, and/or additions hereon, or (B) [___X____] via separate RIDER or attachment to PURCHASER’S Offer, or (C) [________] via a combination of (A) and (B) above, and shall be in effect until 5:00 PM on April 11, 2016. If PURCHASER does not accept this Counter Offer by such time, the Down Payment deposit(s) under paragraph 2.2 and/or 2.3 shall be returned by BROKER to PURCHASER on demand, and PURCHASER and SELLER shall have no further obligation one to the other.

Ada’s Whole Foods Market LLC	Dated: April 7 , 2016 @ 6:00 PM
SELLER

By:	/s/ Dan Creighton	PRINT NAME:	Dan Creighton

29. PURCHASER’S ACCEPTANCE OF SELLER’S COUNTER OFFER. PURCHASER hereby accepts SELLER’S Counter-Offer in its entirety, and acknowledges fully reading, understanding, and receiving a copy of this Agreement with RIDER or attachment, if any.

Vapor Corp	Dated: April 7 , 2016 @ 6:00 PM
PURCHASER

By:	/s/ Christopher Santi	PRINT NAME:	Christopher Santi, President and COO

30. SELLER’S REJECTION. SELLER hereby rejects PURCHASER’S Offer and declines to Counter Offer.

Dated: ________________, 201 _____ @ ______AM/PM
SELLER

By:	PRINT NAME:

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RIDER TO BUSINESS SALE OFFER AND ACCEPTANCE AGREEMENT

This Rider is attached to and made a part of that certain Business Sale Offer and Acceptance Agreement (“Agreement”) dated April 11, 2016, by and between Ada’s Whole Foods Market LLC a Florida limited liability company (“Seller”) and Vapor Corp., a Delaware corporation, or its assigns (“Purchaser”).

1.           Conflicts. The terms of this Rider supersede inconsistent terms and are part of the Agreement.

2.           Deletions. Paragraphs 10, 16 and 17 are hereby deleted in their entirety. Accordingly, there will not be any Promissory Note, Security Agreement, UCC Statements or Collateral Assignment of the Lease.

3.           Covenants. Prior to Closing:

a.	The Seller will continue to insure the Premises, Assets and Business as currently insured.

b.	The Seller will not, without the prior written consent of the Purchaser, enter into any contracts, purchase orders or agreements which affect the Premises, Assets or the Business in any manner or waive any material right pertaining to the Premises, Assets or the Business, except for transactions in the ordinary course of business. The Seller will not dispose of, pledge, encumber or lien any portion of the Assets or Business, except for transactions in the ordinary course of business and will continue to conduct the Business in the usual and ordinary course of business.

c.	The Seller shall pay in full, on or prior to the Closing Date, all bills and invoices for labor, goods, materials and services of any kind relating to the Assets and the Business with respect to the period prior to the Closing Date, and all utility charges, subject to the prorations and adjustments set forth in the Agreement and this Rider.

4.           Additional Representations and Warranties. Seller hereby makes the following representations and warranties, which are true and correct as of the date hereof and shall be true and correct as of the date of Closing, and shall survive the Closing, with rights of set-off, as set forth in paragraph 14.1 of the Agreement:

a.	There is no litigation, investigation or proceeding pending or threatened against the Seller relating to the Business or Assets or otherwise adversely affecting the Seller's ability to perform its obligations under this Agreement.

b.	There are no facts or circumstances known to the Seller materially affecting the value of the Business, Assets or Premises which are not readily observable by the Purchaser or which have not been disclosed to the Purchaser in writing, other than general economic conditions in the industry, including, but not limited to competition from other grocery stores or other purveyors of "healthy" or organic products.

c.	The Seller has paid all State of Florida sales taxes, income taxes and other taxes required by applicable law due in connection with its Business operations and will ensure that all such taxes are paid through Closing. The Seller will cooperate with the Purchaser in obtaining a sales tax clearance letter to evidence Seller’s payment of sales taxes.

d.	The Seller has no material liabilities or obligations pertaining to the Business or Assets, fixed, accrued, contingent or otherwise, which are not fully reflected or provided for in the Business' books and records provided by Seller to the Purchaser ("Business Documents"). There are no other assets or items of property owned or used in the operation of the Business that are (i) owned by any other entities that are affiliated with Seller or (ii) necessary for the operation of

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the Business as currently conducted. The Seller is in sole possession of the Premises. The Seller does not have any liability or obligation with respect to the return of inventory or merchandise in the possession of its customers or consignees. The Seller shall be responsible for payment of all obligations and liabilities with respect to the Seller's Business and the Assets arising prior to the date of Closing. The Business Documents are true, complete and accurate in all material respects and have been prepared in the ordinary course of Seller’s business.

e.	Seller expressly represents, covenants and warrants to Purchaser that there is not present on the Premises and the improvements thereof do not contain any pollutants, hazardous wastes or hazardous substances (including asbestos), other than as may have been disclosed to and approved in writing by the United States Environmental Protection Agency and any state regulatory body with jurisdiction thereover, and that the Premises is not now being used and will not, in the future, be used for the handling, storage, treatment, transportation or disposal of pollutants, hazardous wastes or hazardous substances. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any loss to Purchaser, including, without limitation, attorneys’ fees (including appellate), incurred by Purchaser as a result of such presence or content or the present or future use, handling, storage, transportation, treatment or disposal of pollutants, hazardous wastes or hazardous substances, including asbestos.

5.           Covenant Not to Compete. Seller, including all officers, members, managers, directors, members and shareholders and/or owners of Seller, will not directly or indirectly (i) engage in or become interested in a similar business or any business or activity incidental to the Business being purchased or become the agent or employee of any competitor of Purchaser, or in any other way compete with Purchaser, other than employment of the Seller by the Purchaser at the Business, within an area encompassing a 30 mile radius, including internet sales to United States-based customers, for a period of Five (5) years from the Closing Date or (ii) solicit for employment or employ any employee of the Business, for a period of Two (2) years from the Closing Date. Seller acknowledges that any remedy at law for breach of this covenant would be inadequate and that Purchaser will be entitled to injunctive relief to enforce this paragraph, in addition to any other legal remedies available to Purchaser for such breach of this paragraph. Seller acknowledges that the area covered by the covenant not to compete, and the nature and duration of the restrictions in this paragraph, are reasonable and necessary for the proper protection of Purchaser. If any part of this paragraph is invalidated, the remainder of this paragraph will nevertheless continue to be valid and enforceable. If anyone successfully contests the validity or enforceability of this paragraph in its present form predicated upon the duration or area of coverage, this provision will not be deemed invalid or unenforceable, but will instead be deemed modified, so as to be valid and enforceable, to provide coverage for the maximum duration that any Court of competent jurisdiction will deem reasonable, necessary and equitable. This paragraph shall survive Closing. Seller acknowledges that the non-competition agreement provided by Seller to Purchaser pursuant to Section 7 of the Agreement will include provisions that limit any internet-based sales by Seller or Seller’s principals to any customers within the United States. This paragraph 5 will be superseded by a separate non-compete agreement entered into at the time of Closing by and among (a) Seller and each of its owners and (2) Purchaser.

6.           Employees and Consultants. Notwithstanding anything to the contrary contained in this Agreement, Seller acknowledges and agrees that the Purchaser is not obligated to offer employment to any of Seller's employees as of the date of Closing. Accordingly, Seller agrees to take all appropriate steps to terminate its employees effective as of the Closing Date. Seller and Purchaser will coordinate and discuss employees that Purchaser may, in its sole discretion, employ after the Closing Date. Seller will be responsible for, and Purchaser will have no obligation for, any accrued and unpaid vacation benefits, employee benefit plans, compensation, salaries or wages that are owed by Seller to its employees. Seller represents that it is not a party to any employment contracts or other agreements with such employees. The Business does not have any current or future obligations to the Seller’s employees or consultants.

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7.           Employment Agreement. This purchase agreement is conditioned upon the seller "Heather Creighton" executing a three (3) year employment agreement with the Purchaser, terms of which to be determined prior to closing. Said employment agreement shall be executed at and effective on the date of closing.

8.           Miscellaneous.

a.	This is an asset purchase transaction. Except as specifically set forth in this Agreement, Purchaser does not assume, undertake or accept any obligations, duties, payables, responsibilities or liabilities of Seller that exist or may arise in the future, except those incurred in the ordinary course of business for goods or services which may be delivered or performed after the Closing, which Purchaser will assume and from which Purchaser shall indemnify and harmless Seller.

b.	From the Effective Date until Closing, Purchaser and its representatives will have reasonable access to the Business and the Premises for the purpose of reviewing the books and records of the Business, inspection of the Premises and Assets and for any and all acts necessary to ascertain the fitness of the Business for Purchaser's intended use; provided, however that such inspections shall be arranged with Seller in a manner that does not unduly interfere with the operations of the Business and in a manner that maintains the confidentiality of the transaction until the Closing. In the event of any material adverse change regarding the Business, Premises or Assets that arises after the date of this Agreement, Purchaser shall have the right to terminate this Agreement and receive a return of all deposits delivered by Purchaser under this Agreement.

c.	Subject to the terms of this Agreement, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its officers, directors, successors and assigns, against and in respect of any and all damages, claims, losses, liabilities and expenses (including, without limitation, legal, accounting and other expenses) suffered by Purchaser, or Purchaser’s successors and assigns, which arise out of or is in respect of any breach of any of the terms, representations, warranties or covenants in this Agreement and with respect to any matter occurring prior to the date of Closing. Provided, however, no claim for indemnity by Purchaser shall be made until the amount of said claims exceeds $25,000.00 and then only for the amount in excess of $25,000.00. Furthermore, no indemnity shall be made by or required of Seller in excess of the purchase price received by Seller hereunder.

d.	Seller and Purchaser each represent to the other that no brokers or finders, other than Transworld Business Advisors, have been engaged by it in connection with any transaction contemplated by this Agreement.

e.	The Agreement and this Rider shall be governed in accordance with the laws of the State of Florida. Any litigation or other legal proceeding arising in connection with the Agreement and this Rider shall be in Lee County, Florida. The Seller’s remedies as set forth in paragraph 19.2 of the Agreement are Seller’s sole remedy. Seller and Purchaser hereby unconditional waive any right to recover damages that are of a consequential, special, incidental or punitive nature.

f.	All representations and warranties that survive the Closing, shall survive until the first anniversary of the Closing, except to the extent the failure or breach of said representation or warranty is due to Sellers intentional malfeasance or fraud.

g.	In Section 6 of the Agreement $400,000.00 shall be replaced with $425,000.00

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h.	WAIVER OF JURY TRIAL. THE PARTIES KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS AGREEMENT OR ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY DOCUMENT, INSTRUMENT OR OTHER MATTER OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO, OR ANY OF THEIR AGENTS, EMPLOYEES, SHAREHOLDERS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, OWNERS OR OTHER AFFILIATED ENTITIES.

i.	This Rider may be executed in any number of counterparts and by different parties to this Rider on separate counterparts, each of which, when so executed, will be deemed an original, but all such counterparts will constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission will be deemed to be an original signature.

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The undersigned have executed this Rider as of the date set forth above.

PURCHASER:

Vapor Corp., a Delaware corporation

/s/ Christopher Santi
By: Christopher Santi, President and COO

SELLER:

Ada’s Whole Foods Market LLC,
a Florida limited liability company

By:	/s/ Dan Creighton
Mark D. Creighton, Affordable
Family Homes, Inc., as Managing Member

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